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                                                                    EXHIBIT 10.4


                                January 10, 2001


Jose de la Torre-Bueno, Ph.D.
c/o ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA  92675

Dear Jose,

         In order to provide a further inducement for you to remain in the employ of ChromaVision Medical Systems, Inc. (the "Company"), the Company agrees to provide you with the following severance benefits:

         1. In the event your employment is terminated by the Company without cause or you terminate your employment for good reason, the Company will do each of the following:

                  (a) continue to pay your salary for a period of one year from the date of termination of your employment at the rate in effect immediately prior to such termination in return for your agreement not to compete with the Company during the one-year period, with payment to be made to you on the dates such salary would have been paid if your employment had not been terminated;

                  (b) pay you a pro-rated portion of your bonus for the year of termination (but only if at the date of termination of your employment, the performance criteria for earning the bonus were being met to date in the judgment of the Compensation Committee of the Board of Directors), with payment to be made to you promptly after such termination of employment;

                  (c) accelerate the vesting of 50% of the unvested shares subject to the outstanding stock options then held by you; and

                  (d) continue your health insurance for you and your family for one year after the termination of your employment (including any period as may be required by law), except that such health insurance will be discontinued if you become re-employed and are eligible for comparable or better health insurance benefits from your new employer and, if the Company's plan will not permit such continuation of your insurance, the Company will provide comparable insurance to the extent all insureds are insurable and such insurance can be obtained at reasonable cost.



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To determine which options are included in the 50% referred to in (c) above, the vesting of the options would be accelerated in the order the options were granted until options have become vested as a result of such acceleration for that number of shares equal to 50% of the total number of shares as to which the options (taken in the aggregate) were unvested before acceleration pursuant to
(c) above.

         2. In the event your employment is terminated by the Company without cause or you terminate your employment for good reason within 12 months after or in anticipation of a Change in Control, you will be entitled to the following benefits:

                  (a) the benefits in Section 1(a), (b) and (d) and

                  (b) acceleration of the vesting of all of your outstanding stock options (except to the extent that such acceleration would cause loss of pooling of interests accounting for the transaction constituting the Change in Control or any other transaction then being contemplated by the Company).

         3. You will be considered to have terminated your employment "for good reason" only if two requirements are met. The first requirement will be met if you terminate your employment within 12 months after the Company materially reduces your responsibilities, compensation or employee benefits or changes the location of the Company's principal executive office to a location that is more than 50 miles from its current location. The second requirement that must be met is that you give the Company written notice that you believe you have the right to terminate your employment for good reason and the Company fails to eliminate the good reason within 15 days after receipt of the notice.

         4. Your employment will be deemed to have been terminated for cause if termination results from your conviction of a felony resulting in material harm to the Company, your violation of Company policy or poor performance. In the event of a violation of Company policy or poor performance, prior written notice will be given to you, and you will have a reasonable opportunity to take corrective action.

         5. "Change in Control" means (a) the issuance, sale or transfer (including a transfer as a result of death, disability, operation of law, or otherwise) in a single transaction or a group of related transaction, any entity, person, or group (other than Safeguard Scientifics, Inc. and/or its affiliates) of the beneficial ownership of newly issued, outstanding or in treasury shares of the capital stock of the Company having 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote for at least a majority of the authorized number of directors of the Company or (b) any merger, consolidation, sale of all or substantially all the assets or other comparable transaction as a result of which all or substantially all of the assets and business the Company are acquired directly or indirectly by another entity (except Safeguard Scientifics, Inc. and/or any of its affiliates). An "affiliate" of an entity is an entity controlling, controlled by or under common control with the entity specified, directly or indirectly through one or more intermediaries. "Group" shall have the same meaning as in section 13(d) of the Securities Exchange Act of 1934.


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         6. All payments to you under this letter are subject to such taxes and withholding requirements as may be imposed by applicable law.

         7. Nothing is this letter changes the "at will" nature of your employment relationship with the Company.

         If this letter correctly sets forth the agreement between you and the Company, please execute this letter in the place indicated below.


                                          Yours very truly,


                                          --------------------------------------
                                          Kevin C. O'Boyle,
                                          Executive Vice President of Operations
                                          and Chief Financial Officer


AGREED:


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Jose de la Torre-Bueno, Ph.D.


Dated: January __, 2001


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